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                                                                    EXHIBIT 10.3

                                  AMETEK, INC.
                           DEFERRED COMPENSATION PLAN
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                                    ARTICLE 1
                                     PURPOSE

         In recognition of the services provided by certain key employees, the Board of Directors of AMETEK, Inc. hereby adopts the AMETEK, Inc Deferred Compensation Plan (the "Plan") to make additional retirement benefits and increased financial security, on a tax-favored basis, available to those individuals, effective October 1, 1999.


                                    ARTICLE 2
                                   DEFINITIONS

         Affiliate. "Affiliate" means any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with AMETEK. "Affiliate" also includes any other organization similarly related to the Company that is designated as such by the Board.

         AMETEK. "AMETEK" means AMETEK, Inc.

         Beneficiary. "Beneficiary" means the person or persons designated as such in accordance with Section 12.3.

         Board. "Board" means the Board of Directors of AMETEK.

         Bonus Compensation. "Bonus Compensation" means the portion of an Eligible Employee's Compensation consisting of the amount of the incentive to be paid to an Eligible Employee under the Company's incentive compensation plan for a Plan Year which does not include any bonus paid to an Eligible Employee and characterized by the Company as a "sign on bonus" or other "non-recurring incentive bonus."

         Bonus Compensation Deferral. "Bonus Compensation Deferral" means that portion of Bonus Compensation as to which an Eligible Employee has made an annual irrevocable election to defer receipt until the date specified under the In-Service Distribution Option and/or the Retirement Distribution Option.

         Change of Control. "Change of Control" means:

         1. Any person (except the Participant, the Participant's affiliates and associates, the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all affiliates and associates of such person, becomes the beneficial owner, directly or indirectly, in the aggregate of 20% or more of the value of the outstanding equity or combined voting power of the then outstanding Voting Securities; or

         2. The stockholders of AMETEK approve a merger or consolidation the result of which is that the stockholders of AMETEK do not own or control at least 50%

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or more of the value of the outstanding equity or combined voting power of the then outstanding Voting Securities, or there occurs a sale or other disposition of all or substantially all of AMETEK's assets or a plan of liquidation is approved; provided, however, that an internal reorganization, even if the employment of the Participant is transferred to another company, shall not constitute a "Change of Control" if the stockholders of AMETEK own or control, directly or indirectly, at least 50% or more of the value of the outstanding equity or combined voting power of the then outstanding voting securities of the new company entitled to vote generally in the election of directors of that company.

         Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         Committee. "Committee" means the persons appointed by the Board to administer the Plan and which also may act for the Company or the Board in making decisions and performing specified duties under the Plan.

         Company. "Company" means AMETEK and any Affiliate which is authorized by the Board to adopt the Plan and cover its Eligible Employees and whose designation as such has become effective upon acceptance of such status by the board of directors of the Affiliate. An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan and amendments thereto shall apply to the Eligible Employees of the Affiliate. In the event the designation is revoked by the board of directors of an Affiliate, the Plan shall be deemed terminated only with respect to such Affiliate.

         Compensation. "Compensation" shall mean the total remuneration paid to the Eligible Employee, including Bonus Compensation, in a Plan Year, in excess of the compensation limit of section 401(a)(17) of the Code, as in effect from time to time ($160,000 on the Effective Date).

         Disabled. "Disabled" means a mental or physical condition which would qualify a Participant for benefits under the AMETEK Long Term Disability Plan if he or she were a participant in that plan.

         Distribution Option. "Distribution Option" means the two distribution options which are available under the Plan, consisting of the Retirement Distribution Option and the In-Service Distribution Option.

         Distribution Option Account. "Distribution Option Account" or "Accounts" means, with respect to a Participant, the Retirement Distribution Account and/or the In-Service Distribution Account established on the books of account of the Company, pursuant to Section 5.1.

         Earnings Crediting Options. "Earnings Crediting Options" means the deemed Investment Funds that may be selected by the Participant from time to time pursuant to which deemed earnings are credited to the Participant's Distribution Option Accounts.

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         Effective Date. "Effective Date" means the effective date of the Plan which is October 1, 1999.

         Eligible Employee. "Eligible Employee" means an Employee who (i) the Committee determines is scheduled, in the next Plan Year, to have Compensation, and (ii) is designated by the Committee, acting on behalf of the Company, as eligible to participate in the Plan.

         Employee. "Employee" means any individual employed by the Company on a regular, full-time basis (in accordance with the personnel policies and practices of the Employer), including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an "Employee" for purposes of the Plan, the individual must be a member of a group of "key management or other highly compensated employees" within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended.

         Enrollment Agreement. "Enrollment Agreement" means the authorization form which an Eligible Employee files with the Committee to participate in the Plan.

         Investment Funds. "Investment Funds" means the separate deemed investments which a Participant may direct be used to value the growth of the Participant's Bonus Compensation Deferrals while credited to the Participant's Accounts. On the Effective Date, there shall be two Investment Funds. One Investment Fund shall be the "AMETEK Fund" consisting of deemed investments in whole and fractional shares of Voting Securities based on the average closing price of the shares on the principal exchange on which the shares are traded for the last 10 trading days of the month preceding the deemed investment. Deemed dividends on the shares allocated to the AMETEK Fund shall be credited to the Fund during a Plan Year when dividends are actually paid on shares of Voting Securities and shall be deemed to be invested in additional shares of Voting Securities on the last business day of such Plan Year based on the closing price of the shares on the principal exchange on which the shares are traded for the first 10 trading days of December preceding the deemed investment. The second Investment Fund shall be the "Interest Fund" which shall be deemed to earn compound interest on principal at one and one-half percent higher than the 10-year Treasury Note rate as set forth in The Wall Street Journal as of the first business day of each calendar quarter.

         In-Service Distribution Account. "In-Service Distribution Account" means the Account maintained for a Participant to which Bonus Compensation Deferrals are credited pursuant to the In-Service Distribution Option.

         In-Service Distribution Option. "In-Service Distribution Option" means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.2.

         Participant. "Participant" means an Eligible Employee who has filed a completed and executed Enrollment Agreement with the Committee or its designee and is participating in the Plan in accordance with the provisions of Article 4. In the event of

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the death or incompetency of a Participant, the term shall mean the
Participant's personal representative or guardian. An individual shall remain a Participant until that individual has received full distribution of any amount credited to the Participant's Account.

         Plan. "Plan" means this plan, called the AMETEK, Inc. Deferred Compensation Plan, as amended from time to time.

         Plan Year. "Plan Year" means the 12 month period beginning on each January 1 and ending on the following December 31 except that the first Plan Year shall begin on the Effective Date.

         Retirement. "Retirement" means the termination of the Participant's Service with the Employer (for reasons other than death) at or after age 65, or, if the Participant has 10 or more years of Service, at or after age 55.

         Retirement Distribution Account. "Retirement Distribution Account" means the Account maintained for a Participant to which Bonus Compensation Deferrals are credited pursuant to the Retirement Distribution Option.

         Retirement Distribution Option. "Retirement Distribution Option" means the Distribution Option pursuant to which benefits are payable in accordance with Section 7.1.

         Service. "Service" means the period of time during which an employment relationship exists between an Employee and the Company ending on the Participant's Termination Date, but including any period during which the Employee is on an approved leave of absence, whether paid or unpaid. "Service" also includes employment with an Affiliate if an Employee transfers directly between the Company and the Affiliate.

         Termination Date. "Termination Date" means the date of termination of a Participant's Service with the Company and its Affiliates and shall be determined without reference to any compensation continuation arrangement or severance benefit arrangement that may be applicable.

         Voting Securities. "Voting Securities" means the common securities of AMETEK which carry the right to vote generally in the election of directors.


                                    ARTICLE 3
                    ADMINISTRATION OF THE PLAN AND DISCRETION

         3.1 The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder,

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shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Board, all Employees, all Beneficiaries and all persons and entities having an interest therein.

         3.2 All expenses of administering the Plan shall be paid by the Company.

         3.3 The Company shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.

         3.4 Any decisions, actions or interpretations to be made under the Plan by the Company, the Board or Committee, acting on behalf of either, shall be made in its respective sole discretion, not as a fiduciary and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.


                                    ARTICLE 4
                                  PARTICIPATION

         4.1 Election to Participate. Annually, each Eligible Employee shall be offered the opportunity to elect a Bonus Compensation Deferral. Any Eligible Employee may enroll in the Plan effective as of the first day of a Plan Year by filing a completed and fully executed Enrollment Agreement with the Committee by March 31 of the Plan Year during which such Bonus Compensation is to be earned. Pursuant to said Enrollment Agreement, the Eligible Employee shall irrevocably elect (a) the percentage, in a whole percentage, or the dollar amount the Eligible Employee desires to be the Eligible Employee's Bonus Compensation Deferral (as a result of payroll reduction), (b) the Distribution Option Account(s), in 25% increments, to which such amounts will be credited, (c) the Investment Fund(s) selected by the Participant and (d) such other information as the Committee shall require. The Enrollment Agreement filed by an Eligible Employee must also set forth the Participant's initial election as to the time and manner of distribution of amounts credited to, and related earnings from, the Retirement Distribution Account and/or the In-Service Distribution Account established pursuant to that Enrollment Agreement. The Committee may establish minimum or maximum amounts that may be deferred under this Section and may change such standards from time to time. Any such limits shall be communicated by the Committee to the Participants prior to the commencement of a Plan Year.

         4.2 New Eligible Employees. The Committee may, in its discretion, permit Employees who first become Eligible Employees after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following the date the Employee becomes an Eligible Employee but, in any event, within 30 days after such date.

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                                    ARTICLE 5
                          DISTRIBUTION OPTION ACCOUNTS

         5.1 Distribution Option Accounts. The Committee shall establish and maintain separate Distribution Option Accounts with respect to each Participant. A Participant's Distribution Option Accounts shall consist of the Retirement Distribution Account and/or an In-Service Distribution Account. The amount of the Bonus Compensation Deferral pursuant to Section 4.1 or Section 4.2 shall be credited by the Company to the Participant's Distribution Option Accounts on the day such Bonus Compensation would otherwise have been paid, in accordance with the Distribution Option(s) irrevocably elected by the Participant in the Enrollment Agreement. Any amount once taken into account as Compensation for purposes of this Plan shall not be taken into account thereafter. The Participant's Distribution Option Accounts shall be reduced by the amount of payments made by the Company to the Participant or the Participant's Beneficiary pursuant to this Plan.

         5.2 Earnings on Distribution Option Accounts. A Participant's Distribution Option Accounts shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant from time to time. Participants may allocate their Retirement Distribution Account and their In-Service Distribution Account among the Earnings Crediting Options available under the Plan only in 10% increments. The deemed rate of return, positive or negative, credited under each Earnings Crediting Option is based upon the actual investment performance of the Voting Securities credited to the AMETEK Fund or the interest rate credited to the Interest Fund, as applicable, unless other Investment Fund(s) are added. The Company reserves the right, on a prospective basis, to add or delete Investment Funds.

         5.3 Earnings Crediting Options. Notwithstanding that the returns credited to Participants' Distribution Option Accounts under the Earnings Crediting Options are based upon the actual performance of the corresponding deemed Investment Funds selected by a Participant, the Company shall not be obligated to invest any Bonus Compensation Deferrals by Participants under this Plan.

         5.4 Statement of Accounts. The Committee shall provide to each Participant, not less frequently than annually, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in each of his Distribution Option Accounts.

         5.5 Distributions from Accounts. Any distribution made to or on behalf of a Participant from one or more of the Participant's Distribution Option Accounts in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated except, and only to the extent, that the Participant (or Beneficiary, if applicable) elects to receive a distribution in shares of Voting Securities, up to the value of the amount to be distributed.


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                                    ARTICLE 6
                              DISTRIBUTION OPTIONS

         6.1 Election of Distribution Option. In the first completed and fully executed Enrollment Agreement filed with the Committee, an Eligible Employee shall elect the time and manner of payment pursuant to which the Eligible Employee's Distribution Option Accounts. Annually, the Eligible Employee shall allocate his or her Bonus Compensation Deferrals between the Distribution Options in increments of 25%; provided, however that 100% of such Deferrals may be allocated to one or the other of the Distribution Options.

         6.2 Retirement Distribution Option. Subject to Section 7.1, distribution of the Participant's Retirement Distribution Account, if any, shall commence upon (a) the Participant's Retirement, (b) the Plan year immediately following the Participant's Retirement or (c) if later, the Participant's attainment of age 65, as elected by the Participant in the Enrollment Agreement pursuant to which such Retirement Distribution Account was established or otherwise as permitted under Section 7.1(a).

         6.3 In-Service Distribution Option. Subject to Section 7.2, the Participant's In-Service Distribution Account shall be distributed commencing in the Plan Year elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. Notwithstanding the foregoing, a Participant shall not be entitled to allocate any Bonus Compensation Deferrals to an In-Service Distribution Account for the two Plan Years preceding the Plan Year which includes the date on which such Account is to be distributed.


                                    ARTICLE 7
                            BENEFITS TO PARTICIPANTS

         7.1 Benefits Under the Retirement Distribution Option. Benefits under the Retirement Distribution Option shall be paid to a Participant as follows:

                  (a) Benefits Upon Retirement. In the case of a Participant whose Service with the Employer terminates on account of Retirement, the Participant's Retirement Distribution Account shall be distributed pursuant to one of the following methods, as elected by the Participant in writing either in the Enrollment Agreement or in a separate election made as provided below: (i) in a lump sum; or (ii) in up to 5 annual installments. Any lump-sum benefit payable in accordance with this paragraph shall be paid on January 31 of the Plan Year following the Plan Year in which occurs the Participant's Retirement, the following Plan Year or, if later, attainment of age 65 as elected by the Participant in accordance with this Section or Section 6.2, in an amount equal to the value of such Retirement Distribution Account as of the last business day of the Plan Year preceding the date of payment. Annual installment payments, if any, shall commence not later than January 31 of the Plan Year following the Plan Year in which occurs the

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Participant's Retirement or if later, attainment of age 65, as elected by the
Participant in accordance with this Section or Section 6.2, in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant. The remaining annual installments shall be paid not later than January 31 of each succeeding Plan Year in an amount equal to (i) the value of such Retirement Distribution Account as of the last business day of the immediately preceding Plan Year divided by
(ii) the number of installments remaining. A Participant may change the election regarding the manner of payment of the Participant's Account, as described in
Section 6.1, at any time prior to the earlier of (i) the date of Retirement or
(ii) June 30 of the Plan Year in which occurs the Participant's Retirement.

                  (b) Benefits Upon Termination of Employment. In the case of a Participant whose Service with the Employer terminates prior to the earliest date on which the Participant is eligible for Retirement, other than by reason of death, a Participant's Retirement Distribution Account shall be distributed in lump sum on (i) the January 31 following the Participant's Termination Date or (ii) such other date as is mutually agreed upon by the Company and the Participant.

         7.2 Benefits Under the In-Service Distribution Option. Benefits under the In-Service Distribution Option shall be paid to a Participant as follows:

                  (a) In-Service Distributions. In the case of a Participant who continues in Service with the Employer, the Participant's In-Service Distribution Account shall be paid to the Participant commencing on January 31 of the Plan Year irrevocably elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established, which may be no earlier than the third Plan Year following the end of the last Plan Year in which Bonus Compensation Deferrals are to be credited to that In-Service Distribution Account, in one lump sum or in annual installments payable over 2, 3, or 4 years. Any lump-sum benefit payable in accordance with this paragraph shall be paid on January 31 of the Plan Year elected by the Participant in accordance with Section 6.3, in an amount equal to the value of such In-Service Distribution Account as of the last business day of the Plan Year preceding the date of payment. Annual installment payments, if any, shall commence not later than January 31 of the Plan Year as elected by the Participant in accordance with Section 6.3, in an amount equal to (i) the value of such In-Service Distribution Account as of the last business day of the Plan Year preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in the Enrollment Agreement pursuant to which such In-Service Distribution Account was established. The remaining annual installments shall be paid not later than January 31 of each succeeding Plan Year in an amount equal to (i) the value of such In-Service Distribution Account as of the last business day of the immediately preceding Plan Year divided by (ii) the number of installments remaining.

                  (b) Benefits Upon Termination of Employment. In the case of a Participant whose Service with the Employer terminates prior to the date on which the Participant's In-Service Distribution Account would otherwise be distributed, other than by reason of death, such In-Service Distribution Account shall be distributed in a lump

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sum (i) on January 31 following the Participant's Termination Date; or (ii) such other date as is mutually agreed upon by the Company and the Participant.


                                    ARTICLE 8
                                SURVIVOR BENEFITS

         8.1 Death of Participant Prior to the Commencement of Benefits. In the event of a Participant's death prior to the commencement of benefits in accordance with Article 7, benefits shall be paid to the Participant's Beneficiary, as determined under Section 12.3, pursuant to Section 8.2 or 8.3, whichever is applicable, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

         8.2 Survivor Benefits Under the Retirement Distribution Option. In the case of a Participant with respect to whom the Company has established a Retirement Distribution Account, and who dies prior to the commencement of benefits under such Retirement Distribution Account pursuant to Section 7.1, distribution of such Retirement Distribution Account shall be made in a lump sum
(a) as soon as practicable following the Participant's death, or (b) such other date as is mutually agreed upon by the Company and the Beneficiary. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such Retirement Distribution Account as of the last business day of the calendar month immediately preceding the date on which such benefit is paid.

         8.3 Survivor Benefits Under the In-Service Distribution Option. In the case of a Participant with respect to whom the Company has established an In-Service Distribution Account, and who dies prior to the date on which such In-Service Distribution Account is to be paid pursuant to Section 7.2, distribution of such In-Service Distribution Account shall be made in a lump sum
(a) as soon as practicable following the Participant's death, or (b) such other date as is mutually agreed upon by the Company and the Beneficiary. The amount of any lump sum benefit payable in accordance with this Section shall equal the value of such In-Service Distribution Account as of the last business day of the calendar month immediately preceding the date on which such benefit is paid.

         8.4 Death of Participant After Benefits Have Commenced. In the event a Participant dies after annual installment benefits payable under Section 7.1 or
7.2 from the Participant's Accounts has commenced, but before the entire balance of any such Account has been paid, any remaining installments shall be paid in lump sum (a) as soon as practicable following the Participant's death, or (b) such other date as is mutually agreed upon by the Company and the Beneficiary.

                                    ARTICLE 9
                                EMERGENCY BENEFIT

         In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant from the Participant's Distribution Option Account, as soon as practicable following such determination, an amount

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necessary to meet the emergency, after deduction of any and all taxes as may be required pursuant to Section 12.9 (the "Emergency Benefit"). For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Emergency Benefits shall be paid first from the Participant's In-Service Distribution Account, if any, to the extent the balance of such In-Service Distribution Account is sufficient to meet the emergency. If the distribution exhausts the In-Service Distribution Account, the Retirement Distribution Account may be accessed. With respect to that portion of any Distribution Option Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Article, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year. It is intended that the Committee's determination as to whether a Participant has suffered an "unforeseeable financial emergency" shall be made consistent with the requirements under section 457(d) of the Code.


                                   ARTICLE 10
                            ACCELERATED DISTRIBUTION

         10.1 Availability of Withdrawal Prior to Retirement. Upon the Participant's written election, the Participant may elect to withdraw all or a portion of the Participant's Distribution Option Account at any time prior to the time such Distribution Option Account otherwise becomes payable under the Plan, provided the conditions specified in Section 10.3, Section 10.4, and
Section 10.5 are satisfied.

         10.2 Acceleration of Periodic Distributions. Upon the Participant's written election, the Participant or Participant's Beneficiary who is receiving installment payments under the Plan may elect to have all or a percentage of the remaining installments distributed in the form of an immediately payable lump sum, provided the condition specified in Section 10.3 is satisfied.

         10.3 Forfeiture Penalty. In the event of a withdrawal pursuant to
Section 10.1, or an accelerated distribution pursuant to Section 10.2, the Participant shall forfeit from his Distribution Option Account from which the withdrawal is made an amount equal to 10% of the amount of the withdrawal or accelerated distribution, as the case may be. The forfeited amount shall be deducted from the applicable Distribution Option Account prior to giving effect to the requested withdrawal or acceleration. The Participant and the Participant's Beneficiary shall not have any right or claim to the forfeited amount, and the Company shall have no obligation whatsoever to the Participant, the Participant's Beneficiary or any other person with regard to the forfeited amount.

         10.4 Minimum Withdrawal. In no event shall the amount withdrawn in accordance with Section 10.1 be less than 25% of the amount credited to the Participant's Distribution Option Account immediately prior to the withdrawal.

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         10.5 Suspension from Deferrals. In the event of a withdrawal pursuant to Section 10.1, a Participant who is otherwise eligible to make deferrals under
Article 4 shall be prohibited from making any deferrals with respect to the Plan Year immediately following the Plan Year during which the withdrawal was made, and any election previously made by the Participant with respect to deferrals for the Plan Year of the withdrawal shall be void and of no effect with respect to subsequent deferrals for such Plan Year.


                                   ARTICLE 11
                                CHANGE OF CONTROL

         In the case of a Change of Control, a Participant may make a one-time irrevocable election, within 60 days after the closing of the transaction pursuant to which the Change of Control was occasioned, to receive the full amount credited to the Participant's Retirement Distribution Account and In-Service Distribution Account in a lump sum. Any lump-sum benefit payable in accordance with this paragraph shall be paid in, but not later than January 31 of, the Plan Year following the Plan Year in which such closing occurs, in an amount equal to the value of such Retirement Distribution Account and In-Service Distribution Account as of the last business day of the Plan Year preceding the date of payment.


                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1 Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Board; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant's Retirement Account and In-Service Distribution Account as of the effective date of such amendment, suspension, discontinuance or termination.


         12.2  Claims Procedure.

                  a.  Claim

                  A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Committee, setting forth the claim.

                  b.  Claim Decision

                  Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply

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within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

                  If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:
                  (a)  The specific reason or reasons for such denial;

                  (b) The specific reference to pertinent provisions of this Agreement on which such denial is based;

                  (c) A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

                  (d) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

                  (e) The time limits for requesting a review under subsection
(c) and for review under subsection (d) hereof.

                  c. Request for Review

                  Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and estopped from challenging the determination.

                  d.  Review of Decision

                  Within sixty (60) days after the Committee's receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

         12.3 Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant' s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

         12.4 Limitation of Participant's Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Employer for the benefit of its employees.

         12.5 No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Employer as a result of such action.

         12.6 Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer under a legally binding written instrument, then the Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

         12.7 Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (a) any corporation or partnership which acquires all or substantially all of the Company's assets or (b) any corporation or partnership into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's Beneficiaries, heirs, executors, administrators or successors in interest.

         12.8 Withholding Taxes. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

         12.9 Unfunded Status of Plan. The Plan is intended to constitute an "unfunded" plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made. Notwithstanding any segregation of assets or transfer to a grantor trust, with respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

         12.10 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

         12.11 Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws.

         12.12 Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

         12.13 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.

         12.14 Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Human Resources Department, or to such other entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

                             SECRETARY'S CERTIFICATE


         I, Kathryn E. Londra, Assistant Corporate Secretary of AMETEK Inc., a Delaware Corporation (the "Corporation"), hereby certify that the attached resolutions were duly adopted by the Board of Directors of said Corporation, at a meeting duly called and held at the Holiday Inn Kingston, Plaza Meeting Room, 503 Washington Avenue, Kingston, New York 12498 on September 14, 1999 commencing at 12:30 P.M., at which meeting a quorum was present and acting throughout.

                           RESOLVED, that the adoption by the Corporation of the
                  Deferred Compensation Plan and the inclusion of the Deferred Compensation Plan on the list of plans covered by the AMETEK, Inc. Supplemental Benefit Trust Agreement (also known as the rabbi trust), in substantially the form presented to this meeting be, and the same hereby is, approved, effective October 1, 1999; and it was further

                           RESOLVED, that the proper officers of the Corporation
                  be, and each of them hereby is, authorized and directed to execute and to deliver all such further documents and instruments, and to take such further action, as such officers, in their discretion, may consider appropriate in carrying out the purposes and intent of the foregoing resolution, such determination to be conclusively evidenced by the execution and delivery of such documents or instruments or the taking of such action.

         WITNESS, my hand and seal of said Corporation, this 12th day of November, 1999.




                                        /s/ Kathryn  E. Londra
                                        -----------------------------------
                                        Assistant Corporate Secretary


Corporate
   Seal